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                                                                    EXHIBIT 12.1

                            THE TJX COMPANIES, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (Dollars in Millions)

                                                                                        Fiscal Year Ended
                                                             -------------------------------------------------------------
                                                             Jan.           Jan.          Jan.         Jan.          Jan.
                                                             25,            31,           30,          29,           27,
                                                             1997           1998          1999         2000          2001
                                                             ----           ----          ----         ----          ----
                                                                         (53 weeks)
Income from continuing
    operations                                               $213.8        $306.6       $433.2        $526.8        $538.1

Add back:

     Taxes                                                    152.3         215.7        270.8         327.1         326.9
     Interest expense                                          50.8          26.2         22.1          20.4          34.7
     Interest portion of leases                               129.1         132.8        140.0         141.1         148.4

A)  Income before taxes
        and fixed charges                                    $546.0        $681.3       $866.1      $1,015.4      $1,048.1
                                                             ======        ======       ======      ========      ========

Fixed charges

           Capitalized interest                              $   --        $   --        $ 0.5        $   --        $  0.3
           Interest expense                                    50.8          26.2         22.1          20.4          34.7
           Interest portion of leases                         129.1         132.8        140.0         141.1         148.4

B)  Fixed charges                                            $179.9        $159.0       $162.6        $161.5        $183.4
                                                             ======        ======       ======        ======        ======


Ratio of earnings to fixed
    charges (A / B)                                           3.03x         4.28x        5.33x         6.29x         5.71x
                                                              =====         =====        =====         =====         =====
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